Exhibit 99.1

Sky Petroleum Appoints Mark Rachovides to its Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--August 8, 2012--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, is pleased to announce the appointment of Mark Rachovides to its Board of Directors.

Mr. Rachovides is currently the Chairman of Deva Gold in Romania and is a well-known specialist in Eastern Europe and the Former Soviet Union (“FSU”) region. Mark served for over 11 years at the European Bank for Reconstruction and Development (“EBRD”). He is a member of Euromines Board and the Chairman of the Euromines Gold Group. Euromines is recognized as the representative body of the European metals and minerals mining industry. Previously he was Executive Vice President and Director of European Goldfields, a Gold Mining company listed in London and Toronto, as well as Vice President, Europe at Dundee Resources Limited.

Mark has been involved in a wide variety of projects in Eastern Europe and the FSU. He was also a director of Uzhuralzoloto, one of Russia’s largest gold producers until recently and remains on the Board of Eurogas International, a company developing oil and gas projects in Tunisia. He has been involved with a number of public companies and natural resource projects in the region both as a company director and a financier. He has also written a number of articles and conference presentations for Euromines, the LBMA, the World Gold Council, PDAC, the Mining Journal, the Russia-Canada mining group and other bodies.

"We are very pleased to have Mark join Sky Petroleum’s Board,” said Karim Jobanputra, Sky Petroleum’s chairman. “He is an experienced global executive, and his knowledge and skill in Europe will be invaluable to Sky Petroleum.”

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com